NSAR ITEM 77O
October 1, 2000 to March 31, 2001
VK Pennsylvania  Tax Free Income Fund
10f-3 Transactions


Underwriting #       Underwriting        Purchase From     Amount of         % of         Date of
                                                            Shares       Underwriting     Purchase
                                                           Purchased

    1.               Philadelphia         Commerce Cap.       2,000           0.68%         01/11/01


Underwriting Participants for #1

Commerce Capital Markets, Inc.
Dain Rauscher Inc.
Loop Capital Markets
The Chapman Company
First Union National Bank
Janney Montgomery Scott LLC.
J.P. McGowan & Company, Inc.
Lehman Brothers
Merrill Lynch & Co.
Morgan Stanley Dean Witter
M.R. Beal & Company
PaineWebber Incorporated
RRZ Public Markkets, Inc.
Siebert Brandford Shank & Co.